VOTING SECURITIES AND BENEFICIAL OWNERS

     Only shareholders of record as of the close of business on March 21, 1997 will be entitled to vote at the Annual Meeting. On the Record Date, there were 10,450,000 shares of Common Stock outstanding, the only class of the Company's stock which is currently outstanding.

     The following table shows, as of March 14, 1997 the number and percentage of shares of Common Stock held by each person known to the Company who owned beneficially more than 5% of the issued and outstanding Common Stock of the Company and Goran by the Company's Directors and Named Executive Officers:

                 Symons International              Goran
                     Group, Inc.                 Capital Inc.

Name of         Amount and     Percent     Amount and    Percent
Beneficial      Nature of      of Class    Nature of     of Class
Owner           Beneficial                 Beneficial
                Owernship                  Ownership

G. Gordon
Symons1         385,000          3.4%      2,817,080        46.0%

Alan G.
Symons2         227,500          2.0%        541,557         8.9%

Douglas H.
Symons3         140,500          1.2%        299,368         4.9%

Robert C.
Whiting4         10,000             *         35,900           *

James G.
Torrance5         7,000             *          4,000           *

David R.
Doyle6            10,000            *        - - - -         - -

John K.
McKeating7         7,000            *          2,000           *

Jerome B.
Gordon8          - - - -          - -          3,420           *

Goran Capital
Inc.           7,000,000         62.1%       - - - -         - -

FMR Corp./
Fidelity
Canadian
Growth
Company Fund     - - - -           - -       344,600         5.6%

Symons
International
Group Ltd.9      - - - -           - -     1,646,413        26.9%

David L.
Bates10           15,000             *         4,866           *

Gary P.
Hutchcraft11      12,500             *         1,450           *

All Executive
Officers
and Directors
as a
Group (9
Persons)         814,500           7.2%    3,709,641        60.1%

*Less than 1% of class

1 With respect to Symons International Group, Inc., 10,000 shares are owned directly and 375,000 are subject to option. With respect to the shares of Goran Capital Inc., 890,167 shares are held by trusts of which Mr. Symons is the beneficiary, 280,500 are subject to option and 1,646,413 of the shares indicated are owned by Symons International Group Ltd., of which Mr. Symons is the controlling shareholder.

2 With respect to Symons International Group, Inc., 27,500 shares are owned directly and 200,000 shares are subject to option. With respect to the shares of Goran Capital Inc., 449,183 are owned directly and 92,374 are subject to option.

3 With respect to Symons International Group, Inc., 20,500 shares are owned directly and 120,000 shares are subject to option. With respect to the shares of Goran Capital Inc., 197,483 are owned directly and 101,885 are subject to option.

4 Mr. Whiting owns 5,000 shares of Symons International Group, Inc. directly and 5,000 shares are subject to option. With respect to Goran Capital Inc., all shares indicated are owned directly.

5 Mr. Torrance owns 2,000 shares of Symons International Group, Inc. directly and 5,000 shares are subject to option. With respect to Goran Capital Inc., 2,000 shares are owned directly and 2,000 shares are subject to option.

6 Mr. Doyle owns 5,000 shares of Symons International Group, Inc. directly and 5,000 shares are subject to option. With respect to Goran Capital Inc., all shares indicated are owned directly.

7 Mr. McKeating owns 2,000 shares of Symons International Group, Inc. directly and 5,000 shares are subject to option. With respect to Goran Capital Inc., 2,000 shares are subject to option.

8    Mr. Gordon's shares of Goran Capital Inc. are owned directly.

9 Mr. G. Gordon Symons is the controlling shareholder of Symons International Group Ltd., a private company.

10 Mr. Bates owns 5,000 shares of Symons International Group, Inc. directly and 10,000 shares are subject to option. With respect to Goran Capital Inc., 997 are held in Mr. Bates' 401(k) account pursuant to the Symons International Group, Inc. Retirement Savings Plan and 3,869 shares are subject to option.

11 Mr. Hutchcraft owns 2,500 shares of Symons International Group, Inc. directly and 10,000 shares are subject to option. Mr. Hutchcraft also owns 450 shares of Goran Capital Inc. directly and 1,000 shares are subject to option.